 EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 27, 2011

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

THIRD QUARTER 2011 RESULTS

	Third Quarter			Nine Months
	2011	2010	%	2011	2010	%
Earnings Excluding Special Items [1]
$ Millions	10,330	7,350	41	31,660	21,210	49
$ Per Common Share
Assuming Dilution	2.13	1.44	48	6.45	4.37	48

Special Items
$ Millions	0	0		0	0

Earnings
$ Millions	10,330	7,350	41	31,660	21,210	49
$ Per Common Share
Assuming Dilution	2.13	1.44	48	6.45	4.37	48

Capital and Exploration
Expenditures - $ Millions	8,620	8,769	-2	26,747	22,165	21

[1] See page 8 for a reference to earnings

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

“ExxonMobil’s results for the third quarter of 2011 reflect a continued commitment to operational integrity, disciplined investing and superior project execution.

Third quarter earnings of $10.3 billion were up 41% from the third quarter of 2010, reflecting higher crude oil and natural gas realizations and improved refining margins.  Earnings for the first nine months of 2011 were $31.7 billion, up 49% over the first nine months of 2010.

In the third quarter, capital and exploration expenditures were $8.6 billion, and reached a record level of $26.7 billion for the first nine months of the year as we continue pursuing new opportunities to meet growing energy demand while supporting economic growth, including job creation.

Oil-equivalent production decreased 4% compared to the third quarter of 2010.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was in line with 2010.

The Corporation distributed over $7 billion to shareholders in the third quarter through dividends and share purchases to reduce shares outstanding.”

THIRD QUARTER HIGHLIGHTS

•

Earnings were $10,330 million, an increase of 41% or $2,980 million from the third quarter of 2010.

•

Earnings per share were $2.13, an increase of 48% from the third quarter of 2010.

•

Capital and exploration expenditures were $8.6 billion, consistent with the third quarter of 2010.

•

Oil-equivalent production decreased 4% from the third quarter of 2010.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was in line with 2010.

•

Cash flow from operations and asset sales was $16.3 billion, including asset sales of $1.4 billion.

•

Share purchases to reduce shares outstanding were $5 billion.

•

Dividends per share of $0.47, up 7% compared to the third quarter of 2010.

•

A strategic cooperation agreement was reached with Rosneft to develop Arctic and Black Sea resources, expand technology sharing and execute joint international projects.

•

A principles of agreement with the Government of Indonesia for development of the Natuna gas resource was signed.

•

Construction of a world-scale facility to manufacture metallocene synthetic lubricant basestocks at the integrated complex in Baytown, Texas was announced.

Third Quarter 2011 vs. Third Quarter 2010

Upstream earnings were $8,394 million, up $2,927 million from the third quarter of 2010.  Higher liquids and natural gas realizations increased earnings by $3 billion.  Production mix and volume effects decreased earnings by $660 million.  All other items, primarily gains on asset sales partly offset by higher expenses, increased earnings by $600 million.

On an oil-equivalent basis, production decreased 4% from the third quarter of 2010.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was unchanged.

Liquids production totaled 2,249 kbd (thousands of barrels per day), down 172 kbd from the third quarter of 2010.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was down 1%, as increased production in Iraq, Qatar and Russia was more than offset by field decline.

Third quarter natural gas production was 12,197 mcfd (millions of cubic feet per day), about flat with the third quarter of 2010.

Earnings from U.S. Upstream operations were $1,184 million, $185 million higher than the third quarter of 2010.  Non-U.S. Upstream earnings were $7,210 million, up $2,742 million from last year.

Downstream earnings of $1,579 million were up $419 million from the third quarter of 2010.  Refining margins increased earnings by $1 billion.  Volume and mix effects increased earnings by $110 million, while all other items, mainly unfavorable foreign exchange impacts and lower gains on asset sales, decreased earnings by $710 million.  Petroleum product sales of 6,558 kbd were 37 kbd lower than last year's third quarter.

Earnings from the U.S. Downstream were $810 million, up $646 million from the third quarter of 2010.  Non-U.S. Downstream earnings of $769 million were $227 million lower than last year.

Chemical earnings of $1,003 million were $226 million lower than the third quarter of 2010.  Improved margins increased earnings by $50 million, while lower volumes decreased earnings by $110 million.  Other items, mainly unfavorable tax effects, decreased earnings by $170 million.  Third quarter prime product sales of 6,232 kt (thousands of metric tons) were 326 kt lower than last year's third quarter.

Corporate and financing expenses were $646 million, up $140 million from the third quarter of 2010, mainly due to tax items.

During the third quarter of 2011, Exxon Mobil Corporation purchased 72 million shares of its common stock for the treasury at a gross cost of $5.5 billion.  These purchases included $5 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  Share purchases to reduce shares outstanding are currently anticipated to equal $5 billion in the fourth quarter of 2011.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

First Nine Months 2011 vs. First Nine Months 2010

Earnings of $31,660 million increased $10,450 million from 2010.  Earnings per share increased 48% to $6.45.

FIRST NINE MONTHS HIGHLIGHTS

•

Earnings were $31,660 million, up 49%.

•

Earnings per share increased 48% to $6.45.

•

Oil-equivalent production was up 5% from 2010.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 8%.

•

Cash flow from operations and asset sales was $48.8 billion, including asset sales of $4.2 billion.

•

The Corporation distributed nearly $22 billion to shareholders in the first nine months of 2011 through dividends and share purchases to reduce shares outstanding.

•

Capital and exploration expenditures were a record $26.7 billion,  up 21% from the first nine months of 2010.

Upstream earnings were $25,610 million, up $8,993 million from 2010.  Higher crude oil and natural gas realizations increased earnings by $8.6 billion.  Production mix and volume effects decreased earnings by $1 billion, while all other items, including gains from asset sales, increased earnings by $1.4 billion.

On an oil-equivalent basis, production was up 5% compared to the same period in 2010.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 8%.

Liquids production of 2,332 kbd decreased 55 kbd compared with 2010.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was up 2%, as higher volumes from Qatar, the U.S., Iraq and Russia more than offset field decline.

Natural gas production of 12,988 mcfd increased 1,684 mcfd from 2010, driven by additional U.S. unconventional gas volumes and project ramp-ups in Qatar.

Earnings from U.S. Upstream operations for 2011 were $3,912 million, an increase of $957 million.  Earnings outside the U.S. were $21,698 million, up $8,036 million.

Downstream earnings of $4,034 million increased $1,617 million from 2010.  Refining margins increased earnings by $1.5 billion.  Volume and mix effects improved earnings by $650 million.  All other items, primarily the absence of favorable tax effects and lower asset management gains, decreased earnings by $560 million.  Petroleum product sales of 6,386 kbd increased 20 kbd from 2010.

U.S. Downstream earnings were $2,238 million, up $1,694 million from 2010.  Non-U.S. Downstream earnings were $1,796 million, $77 million lower than last year.

Chemical earnings of $3,840 million were $6 million lower than 2010.  Stronger margins increased earnings by $460 million, while lower volumes reduced earnings by $150 million.  Other items, including unfavorable tax effects and higher planned maintenance expenses, decreased earnings by $320 million.  Prime product sales of 18,735 kt were down 807 kt from 2010.

Corporate and financing expenses were $1,824 million, up $154 million from 2010.

Gross share purchases through the first nine months of 2011 were $16.6 billion, reducing shares outstanding by 209 million shares.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on October 27, 2011.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; and share purchase levels, could differ materially due to factors including: changes in  oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2010 Form   10-K.  We assume no duty to update these statements as of any future date.  References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

Frequently used terms

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  Reconciliation to net income attributable to ExxonMobil is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “investors” section of our website at exxonmobil.com.

Reference to Earnings

References to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the income statement.  Unless otherwise indicated, references to earnings, special items, earnings excluding special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

Attachment I

EXXON MOBIL CORPORATION
THIRD QUARTER 2011
(millions of dollars, unless noted)

	Third Quarter		Nine Months
	2011	2010	2011	2010
Earnings / Earnings Per Share

Total revenues and other income	125,330	95,298	364,820	278,035
Total costs and other deductions	106,650	82,440	308,604	240,403
Income before income taxes	18,680	12,858	56,216	37,632
Income taxes	8,009	5,297	23,734	15,750
Net income including noncontrolling interests	10,671	7,561	32,482	21,882
Net income attributable to noncontrolling interests	341	211	822	672
Net income attributable to ExxonMobil (U.S. GAAP)	10,330	7,350	31,660	21,210

Earnings per common share (dollars)	2.13	1.44	6.46	4.38

Earnings per common share
- assuming dilution (dollars)	2.13	1.44	6.45	4.37

Other Financial Data

Dividends on common stock
Total	2,277	2,234	6,773	6,286
Per common share (dollars)	0.47	0.44	1.38	1.30

Millions of common shares outstanding
At September 30			4,793	5,043
Average - assuming dilution	4,843	5,089	4,908	4,851

ExxonMobil share of equity at September 30			155,939	145,031
ExxonMobil share of capital employed at September 30			176,586	167,040

Income taxes	8,009	5,297	23,734	15,750
Sales-based taxes	8,484	7,172	25,013	20,933
All other taxes	11,084	10,071	32,575	28,664
Total taxes	27,577	22,540	81,322	65,347

ExxonMobil share of income taxes of
equity companies	1,418	881	4,307	2,691

Attachment II

EXXON MOBIL CORPORATION
THIRD QUARTER 2011
(millions of dollars)
	Third Quarter		Nine Months
	2011	2010	2011	2010
Earnings (U.S. GAAP)
Upstream
United States	1,184	999	3,912	2,955
Non-U.S.	7,210	4,468	21,698	13,662
Downstream
United States	810	164	2,238	544
Non-U.S.	769	996	1,796	1,873
Chemical
United States	538	676	1,832	1,900
Non-U.S.	465	553	2,008	1,946
Corporate and financing	(646)	(506)	(1,824)	(1,670)
Net income attributable to ExxonMobil	10,330	7,350	31,660	21,210
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	0	0	0	0
Corporate total	0	0	0	0
Earnings Excluding Special Items
Upstream
United States	1,184	999	3,912	2,955
Non-U.S.	7,210	4,468	21,698	13,662
Downstream
United States	810	164	2,238	544
Non-U.S.	769	996	1,796	1,873
Chemical
United States	538	676	1,832	1,900
Non-U.S.	465	553	2,008	1,946
Corporate and financing	(646)	(506)	(1,824)	(1,670)
Corporate total	10,330	7,350	31,660	21,210
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	14.9	13.0	44.6	35.4
Sales of subsidiaries, investments and property, plant and equipment	1.4	0.8	4.2	1.6
Cash flow from operations and asset sales	16.3	13.8	48.8	37.0

Attachment III

EXXON MOBIL CORPORATION
THIRD QUARTER 2011

	Third Quarter		Nine Months
	2011	2010	2011	2010
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	405	430	421	392
Canada/South America	256	253	252	261
Europe	247	294	275	335
Africa	481	631	521	632
Asia	806	751	811	707
Australia/Oceania	54	62	52	60
Worldwide	2,249	2,421	2,332	2,387

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	3,917	3,726	3,888	2,167
Canada/South America	381	550	415	570
Europe	2,471	2,365	3,307	3,580
Africa	5	15	6	16
Asia	5,036	5,081	5,029	4,616
Australia/Oceania	387	455	343	355
Worldwide	12,197	12,192	12,988	11,304

Oil-equivalent production (koebd) [1]	4,282	4,453	4,497	4,271

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
THIRD QUARTER 2011

	Third Quarter		Nine Months
	2011	2010	2011	2010
Refinery throughput (kbd)
United States	1,743	1,752	1,765	1,760
Canada	436	453	429	437
Europe	1,535	1,550	1,528	1,550
Asia Pacific	1,231	1,304	1,188	1,230
Other	287	305	292	261
Worldwide	5,232	5,364	5,202	5,238

Petroleum product sales (kbd)
United States	2,577	2,555	2,514	2,487
Canada	469	459	452	442
Europe	1,623	1,646	1,597	1,622
Asia Pacific	1,237	1,278	1,199	1,229
Other	652	657	624	586
Worldwide	6,558	6,595	6,386	6,366

Gasolines, naphthas	2,568	2,728	2,512	2,610
Heating oils, kerosene, diesel	2,013	1,949	1,998	1,899
Aviation fuels	532	526	493	478
Heavy fuels	628	597	595	602
Specialty products	817	795	788	777
Worldwide	6,558	6,595	6,386	6,366

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,280	2,628	6,858	7,601
Non-U.S.	3,952	3,930	11,877	11,941
Worldwide	6,232	6,558	18,735	19,542

Attachment V

EXXON MOBIL CORPORATION
THIRD QUARTER 2011
(millions of dollars)

	Third Quarter		Nine Months
	2011	2010	2011	2010
Capital and Exploration Expenditures
Upstream
United States	2,172	2,352	8,327	3,896
Non-U.S.	5,580	5,280	15,761	14,624
Total	7,752	7,632	24,088	18,520
Downstream
United States	135	201	366	812
Non-U.S.	406	357	1,109	1,004
Total	541	558	1,475	1,816
Chemical
United States	76	62	197	196
Non-U.S.	245	463	925	1,501
Total	321	525	1,122	1,697

Other	6	54	62	132

Worldwide	8,620	8,769	26,747	22,165

Exploration expenses charged to income
included above
Consolidated affiliates
United States	68	62	180	162
Non-U.S.	657	437	1,470	1,428
Equity companies - ExxonMobil share
United States	2	1	7	3
Non-U.S.	1	1	4	12
Worldwide	728	501	1,661	1,605

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share [1]

2007
First Quarter	9,280	1.63
Second Quarter	10,260	1.83
Third Quarter	9,410	1.71
Fourth Quarter	11,660	2.14
Year	40,610	7.31

2008
First Quarter	10,890	2.03
Second Quarter	11,680	2.24
Third Quarter	14,830	2.86
Fourth Quarter	7,820	1.55
Year	45,220	8.70

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98
Fourth Quarter	6,050	1.27
Year	19,280	3.99

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44
Fourth Quarter	9,250	1.86
Year	30,460	6.24

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.